METROSPACES, INC.

CERTIFICATE Of DESIGNATIONS
OF

SERIES C PIK CONVERTIBLE PREFERRED STOCK

pursutmt to Sectio11 15 I(g) of the Ge11eral Corporatio11 Laov of the Stateof’De/aovare

The undersigned DOES HEREBY CERTIFY 1ha1the following rcsolu1ion was duly adop1cd on May 29, 2015, by 1hc unanimous wrinen consent of 1hc directors of l\1ETROSPACES, INC., a Delaware corporation (1hc ‘“Corporation”‘), and that said resolution applies 10 100,000 shares of the 10,000,000 shares of the authorized preferred s1ock, par value S0.000001 per share, of the Corpora1ion:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of 1he Corporation (the “Board of Directors”) by 1he Corporation’s Cenificate of In corporation, as amended, the issuance of a series of prefe1Ted stock, par value $0.0000I per share, of the Corporation; and that the President of the Corporation be, and he hereby is, authorized and directed 10 execute and file with the Secretary of State of the State of Delaware a Cenificate of Designations fixing the designa tions, powers, preferences and rightsof the shares of such series, and the qualifica tions, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set fonh in the Cenificate of Incorporation which may be applicable to the Corpora tion’s preferred stock) as follows:

1.	Number o(Slwre.<; Desig1wtio11; Stated Mtlue. A total of 100,000 shares of preferred stock, par value S0.00001 per share, of the Corporation is hereby designated as Series C PIK Convenible Preferred Stock (the “Series C Stock”‘).

2.	Ra11k. Series C Stock shall, with respect to payment of dividends, redemp tion payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank:

(a)	Senior and prior to the common stock, par value $0.00001 per share, of the Corporation (the ‘“Common Stock”‘) and the Series B PIK Convert ible Preferred Stock. The Common Stock and any other shares of 1he Corporation’s Capital Srock which are junior 10 the Series C Stock with respect to the payment of dividends and with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corpora1ion are hereinafter referred to as ‘\lunior Stock.”

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(b)	Not less than pari pass11 with any series of preferred stock which may in the future be issued by the Corporation. Any shares of the Corpora tion’s Capital Stock which are senior lo the Series C Stock with respect to the payment of dividends and with respect 10 redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred lo as “Senior Stock.”

3.	Divide11ds. The Holders of shares of Series C Stock shall be entitled to re ceive dividends at thequanerly rate of $2.1875 pershare and no more. Div idends on shares of Series C Stock shall be fully cumulative, accruing, with out interest, from the date of original issuance of Series C Stock through the date of redemption or conversion thereof, and to the extent so declared by the Board of Directors shall be payable in arrears on March 31, June 30, September 30 and December 31 of each year, except that if such date is not a Business Day, the dividend shall be payable on the first immediately suc ceeding Business Day (each such date being hereinafter referred to as a “Dividend Pavment Date”). Until December 3I,2019 (the “PIK Termina tion Date”), dividends on shares of Series C Stock shall be paid, at the Cor poration’s option, (a) in fully paid and nonassessable shares of Common Stock (such dividends paid in such form being herein called “PIK Divi dends”) or (b) incash onlyout of funds legally available therefor. PIK Div idends shall be paid by issuing additional fully paid and nonassessable shares of Series C Stock at the rate of 0.00021875 of a share of Series C Stock for each $1.00 not paid in cash and shall for all purposes be deemed to have been issued on the respective dates on which cash dividends, if de clared, would have been payable, notwithstanding any later date on which certificates representing PIK Dividends shall have been issued.

Each dividend shall be paid to the Holders of record as they appear on the stock register of the Corporation on the record date, which shall be not less than IO nor more than 30 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends payable on each Dividend Payment Date with respect to shares that have been issued for less than a full calendar quarter shall be computed on the basisof a 360-day year of twelve 30-day months and rounded up to the nearest cent. Dividends on account of arrearages for any past Dividend Payment Date may be declared and paid at any time, without reference to any scheduled Dividend Payment Date, 10 Holders of record on such date, not exceeding 30 days preceding the payment date thereof, as may be fixed by the Board of Directors. Divi dends shall accrue regardless of whether the Corporation has eamings, whether there are funds legally available therefor and/or whether declared. No interest shall be payable with respect 10 any dividend payment that may be in arrears. Holders of shares of Series C Stock called for redemption be tween the close of business on a dividend payment record date and the close of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the Dividend Payment Date fixe-d therefor, re ceive such dividend paymen1 on 1he date fixed for redemption together with all other accnied and unpaid dividends to the date fixed for redemption.The Holders shall no1 be en1i1Jcd to any dividends other than the dividends pro vided for in this Section 3.

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4.	Liq11idatio11. (a) The liquidation value of each share of Series C Slock, in case of the voluntary or involuntary liquidation, dissolution or winding-up of1he affairs oflhe Corporation, shall be an amount equal 10 $100.00, sub jecl to adjustment in the event of a stock split, stock dividend or similar event applicable to Series C Stock (the “Liquidation Value”), plus an amount equal 10 the value of dividends accrued and unpaid thereon (which shall be determined as if the Corporation had elected 10 pay such dividends in cash, notwithstanding that the Corporation had elected to pay them in the fonn of PIK Dividends), whether or not declared, to the payment dale.

(b)	ln the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corpora1ion (a “Liquidation Event”), the Holders (i) shall not be entitled to receive the Liquidation Value of the shares held by them until the liquidation value of all Senior S1ock shall have been paid in full, and (ii) shall be entitled to receive the full Liquidation Value of1he shares of the Series C Stock held by them in preference to and in priority over any distributions upon the Junior Slock. Upon pay ment in full of the Liquidation Value to which the Holders are entitled, 1he Holders will not be entitled to any further participation in any distri bution of asse1s of or by the Corporation.

(c)	The Corporation shall, no later than the date on which a Liquidation Event occurs or is publicly announced, give to each Holder at his ad dress as it appears in the records of the Coqioration written notice of any Liquidation Evem, staling the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable.

(d)	\1/henever the distribution provided for in this Section 4 shall bepayable in securities or property other 1han cash, 1he value of such distribution shall be the fair market value of such securi1ies or oiher property as de tennined in good faith by the Board of Directors.

5.	Redemption.

(a)	Optional Redemption. (i) After December 31, 2017, shares of Se,ies C Stock will be redeemable at the option of the Corporation, in whole or in part (an “Optional Redemption”), from and after the time that the closing price of theCommon Stock on each Trading Day occurring dur ing any period of twenty (20) consecutive Trading Days equals or ex ceeds $0.001 per share (subject 10adjustment for stock splits, s10ck div idends and similar events). Each share of Series C Stock will be re deemed at the Redemp1ion Price, as hereinafter defined.

(b)	i\1andatorv Redemption. On the following dates, the Corporation shall redeem the following percentages of the outstanding Series C Stock (a ‘“Mandatorv Redemption”):

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December 31, 2022	20%
December 31, 2023	25%
December 31, 2024	33-1/3%
December 31, 2025	50%
December 31, 2026	100%

Each of such dates is referred to as a ‘“Mandatorv Redemption Date.”

Each share of Series C Stock will be redeemed at the Redemption Price, as hereinafter defined.

ln theevent that the Corporation fails, in whole or in part, to redeem the requisite number of shares of Series C Stock on the first four of the Mandatory Redemption Dates, a Holder ofshares of Series C Stock that have not been redeemed shall elect and give notice to the Corporation of such election, within 30 days after any such Mandatory Redemption Date, either (i) to exercise his remedies under the Pledge Agreement (as hereinafter defined”) with respect to some or all of such shares, in which event,such shares shall be redeemed as of such Mandatory Redemption Date, or (ii) to have the balance of such shares included in the Series C Shares to be redeemed on the succeeding Mandatory Redemption Dates, or in the case of such failure on the Mandatory Redemption Date to oc cur on December 31, 2025, on the Mandatory Redemption Date to occur on December 31, 2026 (a ‘‘Clause (ii) Election”), in which event, he shall have waived any remedy that he may have with respect to such failure. In the event that notice of such election is not timely given, the holder shall be deemed to have made a Clause (ii) Ele-ction. Shares of Series C Stock as to which a Clause (ii) Election has been made or deemed to be made shall not have the right to be redeemed in preference to any other shares of Series C Stock, but shall be subject to the appor tionment set forth in the preceding paragraph.

(c)	The redemption price for each Series C Share will be payable in cash and be equal to the Liquidation Value, together with an amoum equal to the value of the dividends accrued and unpaid thereon (which shall be determined as if the Corporation had elected to pay such dividends in cash, notwithstanding that the Corporation had elected to pay them in the form of PIK Dividends), whether or not eamed or declared or whether funds are legally available for the payment thereof, through the Redemption Date (the “Redemption Price”). The aggregate payment to each Holder to be redeemed shall be rounded up to the nearest cent.

(d)	The Corporation shall give notice of a Mandatory Redemption or an Optional Redemption (a “Redemption Notice”) to each Holder a1 his registered address not less than 30 days 1>rior to the date fixed in such notice for the Optional Redemption (the ‘‘Optional Redemption Date”) and in the case ofa Mandatory Redemption, not less than 30 days prior to the Mandatory Redemption Date. A Redemption Notice in respect of an Optional Redemption (an “OJ>tional Redemption Notice”) shall state (i) that the Corporation has elected to redeem all or a portion of the

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outstanding shares of Series C Stock, as specified in such notice, (ii) the number of shares of Series C Stock owned by the Holder that are being redeemed, (iii) the Redemption Price and (iv) the Optional Redemption Date. ARedemption Notice in respect ofa Mandatory Redemption shall state (i) the number of shares of Series C Stock that the Corporation is required to redeem on the Mandatory Redemption Date and the number of shares of Series C Stock that the Corporation is redeeming on the Mandatory Redemption Date (the”Actual Mandatorv Redemption”, (ii) the number of shares of Series C Stock owned by the Holder that are being redeemed, (iii) the Redemption Price and (iv) the Mandatory Re demption Date. Every Redemption Notice shall also state that (i) unless the Corporation defaults in the payment of the Redemption Price, all shares of Series C Stock called for redemption shall cease to accrue div idends after the Mandatory Redemption Date or the Optional Redemp tion Date, as the case may be, and shall cease to be outstanding after such date, and (ii) any other information required by applicable law to be included therein. An Optional Redemption Notic-e, once given by the Corporation, shall be irrevocable and a Mandatory Redemption Notice, once given by the Corporation, shall be irrevocable in respect of the Actual Mandatory Redemption. On or after a Redemption Date, (i) each Holder shall deliver the certificate or certificates representing such Holder’s shares of Series C Stock to be redeemed to the Corporation at the place specified in the Redemption Notice and (ii) immediately upon such delivery, the Corporation shall deliver the Redemption Price for such shares of Series C Stock to such Holder. If less than all of a Molder’s shares of Series C Stock represented by any such certificate are redeemed, a new certificate shall be issued at the cost of the Corpo ration 10 such Holder representing such Holder’s unredeemed shares of Series C Stock.

(e)	lfa Redemption Notice has been given pursuant to this Section 5 and if, onor before the Redemption Date, the funds necessary for such redemp tion shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of shares of Series C Stock so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for can cellation, dividends shall cease to accrue on the Redemption Date on shares of Series C Stock to be redeemed, and at the close of business on the Redemption Date, the Holders of such shares shall cease to be stock holders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the right to receive the Redemp tion Price upon surrender of their certificates, and the shares evidenced thereby shall no longer be outstanding. Any moneys so set aside by the Corporation and unclaimed at the end of two (2) years from the redemp tion date shall revert to the Corporation, after which reversion the Hold-ers of such shares so called for redemption shall look only to the Cor poration for the payment of the redemption price. Any interest accrued on fundsso deposited shall be paid to the Corporation from time to time.

(O	If an Optional Redemption Notice has been given pursuant to this Sec tion 5, and any Holder shall, prior to the close of business on the Op tional Redemption Date, give written notice to the Corporation pursuant to Section 6 below of the conversion of any or all of the shares to be redeemed held by the Holder, such redemption shall not become effec tive as to such shares 10 be converted andsuch conversion shall become effective as provided in Section 6 below, whereupon any funds depos ited by the Corporation, or on its behalf, with a payment agent or set aside by the Corporation, separate and apan from its other funds, in trust for the redemption of such shares shall (subject to any rightof theholder of such shares to receive the dividend payable thereon as provided in Section 6) immediately upon such conversion be returned to the Corpo ration or, if then held in trust by the Corporation, shall be discharged from the mist.

(g)	In every case of redemption of less than all of the outstanding shares of Series C Stock pursuant to this Section 5, shares of Series C Stock to be redeemed shall be selected pro ral(J on the basis of the numberof shares of Series C Stock owned by each Holder as of the date on which the Redemption Notice is given to the Holders, provided that only whole shares shall be selected for redemption.

6.	C1111versin11.

(a)	Each Holder shall have the right, at any time and from time to time to co,wen all or any ponion of the shares of Series C Stock held by him intoshares of Common Stock, such that each share of Series C Stock that such Holder elects so lo convert shall be convened into a number of shares of Common Stock determined by dividing the Liquidation Value by the Conversion Price.

(b)	As promptly as practicable after the surrender (as herein provided) of shares of Series C Preferred Stock for conversion, together with a notice of conversion in the fonn prescribed by subsection (I) of this section 6 (a “Conversion Notice’’), the Corporation shall deliver or cause to be delivered to or upon the written order of the Molder, cenific.ates repre senting the number of fully paid and nonassessable shares of Common Stock into which the shares of Series C Preferred Stock shall have been convened. Subject to the following provisions of this Subsection (b), such conversion shall be deemed to have been made at the close of busi nesson the date on which such shares of Series C Preferred Stock shall have been surrendered for conversion together with a Conversion No tice (the”Conversion Date..), and the rights of the Molder with respect 10 his shares of Series C Preferred Stock as such (to the extent that shares thereofare converted) shall cease at such time and the person or persons entitled to receive shares of Common Stock upon conversion of the

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shares of Series C Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided. however. 1h01 no such surrender on any date when the stock transfer books of 1he Corporation shall be closed shall be effective to constitute the person or persons entitled to receive shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surren der, 1oge1her with a Conversion Notice, shall be effective to cons1i1ute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding dayon which such stock transfer books arc open or the Corporation is required 10 conven 1he shares of Series C Preferred Stock. The Corporation will, at the time of any partial conver sion of the shares of Series C Preferred Stock, upon request of the Holder, acknowledge in writing its continuing obligation to the Holder in respect of any rights to which he shall continue to be entitled under the shares of Series C Preferred Stock as in effect after such conversion, provided tlzai, the failure of 1he Holder to make any such request shall 1101affect the continuing obligation of the Corporation 10 the Holder in respect of such rights.

(c)	If the day on which conversion rights are exercised shall not be a busi ness day at the palace where notice of conversion is to be given, then such conversion rights will be deemed to be exercised on the next suc ceeding day which is a Business Day in such place.

(d)	No adjustment in respect of dividends shall be made upon conversion ofrhe shares of Series C Preferred Srock. The Corporation shall pay all unpaid dividends on the shares of Series C Preferred Stock so convened which has accrued to (bur nor including) the date upon which such con version is deemed to have been effected in accordance with this Subsec tion (b).

(e)	TheConversion Price for the conversion of shares of Series C Preferred Stock into shares of Common Stock shall be ninety percent (90%) of1he Current Market Price. As used in the previous sentence, the tenn ‘‘Cur rent Market Price·• means the average of the daily closing price for a share of Common Stock for 1he three (3) consecutive trading days end ing on the trading day immediately prior 10 the day on which a shares of Series C Preferred Stock are surrendered for conversion, together a Conversion Notice. A trading day shall be any day on which the Com mon Stock is able to be traded onan organized securities market or trad ing system in the United States of America, whether or not the Common Stock actually is traded on such day.1l1e closing price for each day shall be 1he las1reported sales price, or, in case no reported sale takes place on such day, 1hc a,•erage of the closing bid and asked prices, regular way, in either case, as quoted on the principal United States market for the Common Stock,as determined by the Board of Directors of1he Cor poration or if, in lhe judgment of the Board of Directors of lhe Corpo ration, !here exists no principal United Stales market for lhe Common Stock, then as determined by the Board of Directors of the Corporation.

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(f)	If the Corporation shall a1any time consolidate or merge with or into another corporation, lhe Holder shall thereafter be entitled to receive, upon conversion, thesecurities or property lo which a holder of the mun ber of Shares then deliverable upon such conversion would have been en1i1led upon such consolidation or merger. Corporation shall take such steps in connection with such consolidation or merger as may be neces sary to assure the Holder that the provisions of this Agreement shall thereafter be applicable, as nearly as reasonably may be in relation 10 any securities or property thereafter deliverable upon the conversion of this Convertible Promissory Nole including, bul not limited lo, obtain inga written acknowledgement from!he continuing corporation or other appropriate corporation of its obligation to supply such securities or property upon such conversion. The saleof all orsubstantially all of the assets of Corporation shall be deemed a consolidation or merger for the foregoing purposes.

(g)	The issuance of certificates for shares of Common Stock upon the con version of shares of Series C Preferred Stock shall be made without charge lo!he Holder for any issue or stamp tax in respect oflhe issuance of such certificates, and such certificates shall be issued in the respec tive names of, or in such names as may be directed by, lhe holder oflhe shares of Series C Preferred Stock; provided,however, t/l(l/ the Corpo ration shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder and the Corporation shall 1101 be required lo issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such lax or shall haveestablished lo the sa1isfac1ion of the Corporation that such lax has been paid.

(h)	No fractional shares or scrip representing rractional shares of Common Stock shall be issued upon the conversion of Series CStock norshall any payment shall be made for any fractional shares of Common Stock, but in lieu thereof, each such fractional share shall be rounded up10 the next full share. If more than one share of Series C Stock shall be surrendered for conversion al one time by the same Holder, the number of full shares 1ha1shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Stock so surren dered.

(i)	The wrillen determination of1he Board of Directors shall be conclusive as 10 the correctness of any compu1a1ion made under this Section 6 in the absence of manifest error.

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(j)	If in any case a state of fac1s occurs wherein in the opinion of the Board of Directors the other provisions of this Section 6 are not strictly appli cable, or, if strictly applicable, would not fairly protect the rights of the Holders in the event of conversion in accordance with the essential in tent and principles of such provisions, the Board of Directors may make an adjustment in accordance with such essential intent and principles so as 10 protect such rights, which adjustment shall be final.

(k)	Notwithstanding anything to the contrary in this Section 6, the Holder may notexercise his conversion rights 10 theextent that thesum of(A)1he number of shares of Common Stock then beneficially owne.d by him and his affiliates and (8) the number of Shares issuable upon delivery a Conversion Notice would result in beneficial ownership by the Holder and his affiliates of more than 2.99% of the outstanding shares of Common Stock (the “Limif’). A Conversion Notice rcla1ing to a number of shares of Common lhat, upon issuance, would cause such sum to exceed the Limit shall bedeeme.d to relate to the largest number of such share.s issuable to Holderwithout exceeding the Limit. Such beneficialownership shall be determined in accordance with Sec tion 13(d) oftheSecurities Exchange Act of 1934, asamended, and Regulation I 3d-3 thereunder. For purposesof thissection 6(k), the Holder and the persons who acquire shares of Series C Stock from him shall bedeemed 10 bea single Holder.

(I)	A notice of the election by a Holder to convert any or all of his shares into Common Stock shall be addressed to the Corporation and shall be in the following fonn:

The undersigned hereby elects to convert - - (_sha)res of Series C PIK Convertible Preferred Stock of Metrospaces, Inc. (the “Preferred Stock”), represented by stock certificate No(s) ‘ into shares of its common stock according to the terms and conditions of the Certificate of Designations relating to the Prefe1Ted Stock, as of the date written below.

Such notice shall alsoset forth the name and address of such Holder and such state and federal tax information as the Corporation or its transfer agent are required by law or regulation to obtain and shall be signed and dated by him.

7.	Statusn(Slwre.,.All shares of Series C Stock that are at any time redeemed or converted pursuant to Section 5 or 6 and all shares of Series C Stock that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall not be subject 10 reissuance as shares of Series C Stock, but shall be restored 10 the status ofauthorized but undesignated shares of preferred stock.

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8.	Voti11r:. The Holders shall have the following voting rightsand no others:

(a)	Each Holder of shares of Series C Stock shall have the right to cast at a meeting of stockholders or by consent a number of votes equal to the num ber of shares held by him, divided by the Current Market Price on therecord date for such meeting or on the date on which he signs such consent, rounded up to the next full vote.

(b)	The Holders shall have the right, voting separately as a class, lo cast one vote for each share of Series C Stock held by them on anyquestion or mailer (i) on which they arc entitled by the GCL 10 vote separately as a series, irrespective of whether they also entitled are entitled to vote on such ques tion or mailer pursuant to Subsection (a) of this section 8, (ii) which, if ap proved, would result in the simultaneous existence of more than one class or series of the Corporation’s common stock, (iii) the liquidation of the Cor poration, or (iv) a reclassification of the Common Stock or a consolidation of the Corporation with, or merger of the Corporation with, any other cor poration, other than the merger of a wholly owned subsidiary of the Corpo ration with and into the Corporation.

9.	Restrictim,s a11d Li111it11tim1s. So long as any shares of Series C Stock re main outstanding, the Corporation, shall not, without the vote or wrillen consent by the Holders of a majority of the outstanding shares of Series C Stock, voting together as a single class:

(a)	redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of Series C Stock, except for (i) a transaction in which all out standing shares of Series C Stock are concurrently purchased or other wise acquired other than by redemption, (ii) conversion into or ex change for Junior Stock or (iii) redemption as a whole or in part in ac cordance with Section 5;

(b)	redeem, purchase or otherwise acquire (or pay into or set aside for a sinking or other analogous fund for such purpose) any shares of Junior Stock except by conversion into or exchange for other Junior Stock; or

(c)	alter, modify or amend the terms of the Series C Stock in any way.

The Corporation shall not issue more than 200,000 shares of Series C Stock otherwise than as PIK Dividends.

I 0.	Pledge Agreement. The obligation of the Corporation to pay the Redemp tion Price in respect of each Mandatory Redemption on theapplicable Man datory Redemption Date is secured bya Pledge Agreement, dated as of May 29, 2015, by and between the Corporation and MRT Consulting, S.A.

I I	Certt1ill De/i11itio11s. As used in this Ce11ificate of Designations, the follow ing terms shall have the following respective meanings:

“Business Dav” shall mean any day except a Saturday, Sunday or day on which banking institutions arc legally authorized 10 close in Miami, Florida.

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‘·CapitalStock” means anyand all shares, interests, rights10 purchase, war rants, options, participations or other equivalentsof or interests in the com mon stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“GCL” means the General Corporation Law of1he Stale of Delaware.

“Holder” means any holder of shares of Series C Stock, all of such holders together being the “Holders.”

IN \VITNESS WHEREOF, the Corporation has caused this Certificate to be dulyexecuted on its behalf by its Senior Vice President, thereunto dulyauthorized this twenty-ninth dayof May 2015.

r Brito

Senior Vice-President